EXHIBIT 14.1

Code of Ethics for Principal Executive and Principal Financial Officers of Capital Financial Holdings, Inc.

This Code of Ethics (the “Code”) for Principal Executive and Principal Financial Officers has been adopted by Capital Financial Holdings, Inc., and its subsidiary (“Company”) to effectuate compliance with Section 406 under the Sarbanes-Oxley Act of 2002 and the rules adopted to implement Section 406.

This Code applies to Capital Financial Holding’s ("CFH") principal executive officer, principal financial officer, controller or persons deemed to be performing similar critical financial and accounting functions  (the “Covered Officers”).

Purpose of the Code

This Code sets forth standards and procedures that are reasonably designed to promote:

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Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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Full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by CFH;

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Compliance with applicable laws and governmental rules and regulations;

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The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

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Accountability for adherence to the Code.

In general, the principles that govern honest and ethical conduct, including the avoidance of conflicts of interest between personal and professional relationships, reflect, at the minimum: (1) the duty in performing any responsibilities as a Covered Officer, to place the interests of CFH ahead of personal interests; (2) the fundamental standard that Covered Officers should not take inappropriate advantage of their positions; (3) the duty to assure that CFH’s financial reports to its shareholders are prepared honestly and accurately in accordance with applicable rules and regulations; and (4) the duties performed by the Covered Officer on behalf of Integrity are conducted in an honest and ethical manner.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual and apparent conflicts of interest.

Compliance with Governmental Laws, Rules and Regulations

Each Covered Officer shall comply with applicable governmental laws, rules and regulations, including the rules relating to disclosure in reports and documents that CFH files with, or submits to, the SEC.  Covered Officers will, at all times, take all necessary steps to ensure compliance with established accounting procedures, CFH’s internal controls and generally accepted accounting principles.  Covered Officers will ensure that CFH makes and keeps books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of CFH.  Covered Officers will also ensure that CFH devises and maintains a system of internal accounting controls sufficient to provide reasonable assurances that any attempt to enter inaccurate or fraudulent information into CFH’s accounting system will not be tolerated and will result in disciplinary action, up to and including termination of employment.

Ethical Handling of Actual and Apparent Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of CFH. Certain conflicts of interest arise out of the relationships between Covered Officers and CFH.  A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.  This Code does not, and is not intended to, repeat or replace existing programs and procedures, and such conflicts fall outside of the parameters of this Code.

Prohibited Activities

The following list provides examples of conflicts of interest under the Code, but keep in mind that these examples are not exhaustive.  The foremost principle is that the personal interest of a Covered Officer should not be placed before the interest of the Company or its shareholders.

Each Covered Officer must:

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Not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by CFH whereby the Covered Officer would benefit personally to the detriment of CFH or its shareholders;

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Not cause CFH to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the CFH;

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Not intentionally cause CFH to fail to comply with applicable laws, rules and regulations, including failure to comply with the requirement of full, fair, accurate, understandable and timely disclosure in reports and documents that CFH files with, or submits to, the SEC and in public communications made by CFH;

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Not fail to acknowledge or certify compliance with this Code on an annual basis.

There are some conflict of interest situations that should always be discussed with the Compliance Department or, under certain circumstances, the Board of Directors if material.  Examples of these include:

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Service as a director on the board of any public company absent prior authorization by the Board;

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The receipt of any gifts of more than de minimis value, generally gifts in excess of $100;

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The receipt of any entertainment from any company with which CFH has current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise a suggestion of unethical conduct;

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Any ownership interest in, or employment relationship with, any of CFH’s service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof.

Disclosure and Compliance

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Each Covered Officer must familiarize himself with the disclosure requirements generally applicable to CFH;

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Each Covered Officer must not knowingly misrepresent, or cause others to misrepresent, facts about CFH to others, including to DFH’s directors and auditors, and to governmental regulators and self-regulatory organizations;

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Each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of CFH and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents CFH files with the SEC and in other public communications made by CFH; and

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It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

Reporting and Accountability

Each Covered Officer must:

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Upon adoption of the Code or upon becoming a Covered Officer, affirm in writing to the Board that he has received, read, understands and will adhere to this Code;

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Annually affirm to the Board that he has received and read the Code and that he understands that he is subject to, and has complied with, the requirements of the Code;

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Not retaliate against any other Covered Officer or any employee of CFH or their affiliated persons for reports of potential violations that are made in good faith; and

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Notify Compliance, who will then notify CFH’s Audit Committee or CFH’s legal counsel promptly if he knows of any violation of this Code or if a potential violation exists.  Failure to do so is itself a violation of this Code.

CFH’s Audit Committee (the ”Committee”) or in their discretion, CFH’s legal counsel, is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.  Any approvals or waivers sought by the Principal Executive Officer will be considered by the Committee. In determining whether to waive any of the provisions of this Code, the Committee will consider whether the proposed waiver (1) is prohibited by the Code; (2) is consistent with honest and ethical conduct; and (3) will result in a conflict of interest between the Covered Officer’s personal and professional obligations to Integrity.

Investigating Actual and Apparent Conflicts of Interest

CFH will follow these procedures in investigating and enforcing the Code:

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The Committee will take all appropriate action to investigate any potential violations reported to them;

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If, after such investigation, the Committee believes that no violation has occurred, no further action is necessary;

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Any matter that the Committee believes is a violation will be reported to the Board;

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If the Board agrees that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

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The Committee will be responsible for granting waivers, as appropriate; and

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Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

Amendments and Disclosure

At least annually, the Audit Committee of the Board will review the Code and determine whether any amendments or waivers of the Code are necessary or desirable.  Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent directors.  CFH’s Code for Covered Officers will be posted and maintained on CFH’s Internet site and will be filed as an exhibit to CFH’s Annual Report on Form 10-KSB.  CFH’s Form 10-KSB shall disclose that the Code is maintained on CFH’s Internet site and shall indicate if changes to and waivers of the Code will be posted to the Internet site.

Record Retention and Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly to the extent permitted by applicable laws, rules and regulations.  Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and its counsel.

For Internal Use Only

The Code is intended solely for the internal use by CFH and does not constitute an admission, by or on behalf of CFH, as to any fact, circumstance, or legal conclusion.

Exhibit A

Persons covered by this Code of Ethics:

Chief Executive Officer
Chief Financial Officer
Controller